Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR 2007

OAK BROOK, IL (February 14, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the three months and year ended December 31, 2007.

Highlights

•

Funds from operations (FFO) of $23.8 million or $0.36 per share (basic and diluted) for the three months ended December 31, 2007, representing increases of 10.3% and 9.1%, respectively

•

FFO of $93.7 million or $1.43 per share for the year, representing increases of 5.1% and 7.5%, respectively

•

Total of 89 leases executed for rental of 396,527 aggregate square feet during the quarter; average base rents for new and renewal leases up 15.7% and 18.5%, respectively, over expiring rates; 326 leases executed for the year aggregating 1.3 million square feet

•

Company closed four joint venture (JV) acquisitions during the quarter and surpassed 2007 investment goal by 50%; 2007 fee income from unconsolidated JVs up 77.2% versus prior year

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended December 31, 2007 was $23.8 million, an increase of 10.3% compared to $21.6 million for the three months ended December 31, 2006.  On a per share basis, FFO was $0.36 (basic and diluted) for the three months ended December 31, 2007, an increase of $0.03 or 9.1% over the three months ended December 31, 2006.  The increases in FFO and FFO per share for the quarter were primarily due to increased income from properties acquired in 2007 and the Company’s same store portfolio, plus additional earnings from unconsolidated joint venture activities.

The Company reported that net income was $11.4 million for the three months ended December 31, 2007, an increase of 34.9% compared to net income of $8.4 million for the three months ended December 31, 2006.  On a per share basis, net income was $0.17 per share (basic and diluted) for the three months ended December 31, 2007, an increase of 30.8% compared to $0.13 per share (basic and diluted) for the three months ended December 31, 2006.  Net income and net income per share increased during the quarter primarily as a result of increased income from properties acquired in 2007 and the Company’s same store portfolio, additional earnings from unconsolidated joint venture activities, and the gain on sales of investment property of approximately $1.3 million or $0.02 per share compared to no sales in the prior year.

FFO increased $4.5 million or 5.1% to $93.7 million for the year ended December 31, 2007, compared to the prior year.    On a per share basis, FFO was $1.43 per share for the year, an increase of 7.5% compared to $1.33 per share for the year ended December 31, 2006.  The increase in FFO for the year was primarily due to increased income from properties acquired during the year and the same store portfolio, increased earnings recognized in 2007 from joint venture activities, and land sale gains related to development joint ventures.  The increase in FFO per share for the year was primarily due to the aforementioned activities, plus a decrease in the number of common shares outstanding in 2007 compared to the prior year, a result of the repurchase of approximately 2.8 million shares by the Company in the fourth quarter 2006 utilizing proceeds from its convertible notes offering.

Net income was $43.8 million for the year ended December 31, 2007, a decrease of $1.4 million or 3.0% compared to net income of $45.2 million for the year ended December 31, 2006.  Net income per share was $0.67 (basic and diluted) for the year ended December 31, 2007, level with net income per share of $0.67 for the prior year.  The decrease in net income for the year ended December 31, 2007 compared to the year ago period is primarily due to gains on sales of investment properties of $2.5 million or $0.04 per share in 2007, compared to gains of $6.0 million or $0.09 per share in 2006; partially offset by increased income from property acquisitions and the same store portfolio, additional earnings from unconsolidated joint venture activities, and land sale gains related to development joint ventures.

A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“In 2007 we realized the benefits of consistent operations and aligned strategies to foster growth,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “Performance results were uniformly strong, with FFO per share up more than 9 percent for the quarter and 7.5 percent for the full year. At our retail centers we generated new and renewal rental increases of 30.3 percent and 20 percent for the year.  I am also pleased to report fee income of $4.4 million from our joint ventures in 2007, an increase of approximately 77 percent over the prior year. Our strategy of focused core operations and resourceful venture initiatives has resulted in enhanced performance, growth and shareholder value.”

Portfolio Performance
Total revenues increased 6.1% to $46.8 million for the three months ended December 31, 2007, from $44.1 million for the fourth quarter 2006.  For the year ended December 31, 2007 total revenues increased $9.2 million or 5.2% to $185.0 million from $175.8 million for the year ended December 31, 2006, primarily due to additional property acquisitions and income from the same store portfolio.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and 12-month periods during each year.  A total of 123 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (excluding the impact of straight-line and intangible lease rent) was $29.6 million for the fourth quarter, an increase of 3.6% over the comparable period prior year, and $117.3 million for the year ended December 31, 2007, an increase of 1.1% over the prior year.  As of December 31, 2007, financial occupancy for the Company’s same store portfolio was 94.3%, compared to 95.6% as of December 31, 2006.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 4.4% to $37.0 million for the three months ended December 31, 2007, compared to $35.4 million for the three months ended December 31, 2006.  For the year ended December 31, 2007, EBITDA increased 6.4% to $150.4 million from $141.4 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.6 times for the three months ended December 31, 2007, consistent with the 2.6 times reported for the fourth quarter 2006.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

At December 31, 2007, the Company had an equity market capitalization of approximately $930 million and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $2.0 billion and a debt-to-total market capitalization of 53.5%.  Including the convertible notes, 84.0% of this debt was fixed at a weighted average interest rate of 5.17%.  At December 31 2007, the Company had $100 million outstanding, with up to $50 million available, on its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company reports that leasing activity remained strong across its portfolio during the quarter.  For the three months ended December 31, 2007 the Company executed 28 new, 58 renewal, and three non-comparable leases (new, previously unleased space) aggregating 396,527 square feet.  The 28 new leases comprise 90,512 square feet with an average rental rate of $17.46 per square foot, a 15.7% increase over the average expiring rate.  The 58 renewal leases comprise 272,199 square feet with an average rental rate of $15.25 per square foot, which represents an 18.5% increase over the average expiring rate.  The three non-comparable leases comprise 33,816 square feet with an average base rent of $16.80.  For the year the Company executed a total of 326 new, renewal and non-comparable leases encompassing 1,323,606 square feet. As of December 31, 2007, the Company’s portfolio was 95.6% leased, compared to 96.4% leased as of December 31, 2006, and unchanged from the quarter ended September 30, 2007.  Financial occupancy for the entire portfolio was 95.2%, compared to 96.0% for the fourth quarter 2006, and 95.7% for the third quarter 2007.

Acquisitions
During the quarter the Company acquired through the joint venture with Inland Real Estate Exchange Corporation (IREX), Greenfield Commons, a 32,258 square foot, two-tenant building in Aurora, Illinois, for a purchase price of $6.0 million. The retail center is currently leased to Office Depot and the Factory Card and Party Outlet.  The Company also acquired for the IREX joint venture three office buildings in Evansville, Indiana; Davenport, Iowa and Joplin, Missouri in sale-leaseback transactions with AT&T Services Inc.  The three newly constructed or redeveloped properties were acquired for an aggregate purchase price of $44.3 million and comprise a total of 252,530 square feet.

For the year ended December 31, 2007, the Company acquired a total of nine properties through the IREX joint venture, comprising approximately 982,000 square feet with an aggregate property value of $150.1 million. The Company achieved 150% of its 2007 IREX acquisitions goal of $100 million in assets.

“Our joint venture with IREX enables us to effectively manage our resources due to the revolving nature of the investment capital,” said Mark Zalatoris, Executive Vice President and Chief Operating Officer.  “The capital we deploy for properties sourced for the IREX joint venture is quickly recovered through the sale of tenant-in-common interests to 1031 Exchange investors and can be recycled into other investment opportunities.”

In January 2008, the Company acquired for $23.5 million Fox Run Square, a 143,500 square foot neighborhood shopping center in Naperville, Illinois, anchored by Dominick’s Finer Foods and Ace Hardware.  The Company will contribute this property to the joint venture with IREX.

Development Joint Venture Activity

During the quarter, the Company acquired for $16.7 million 63 acres of land in Westfield, Indiana through its joint venture with Pine Tree Institutional Realty, LLC.  It is anticipated that the Indianapolis suburb property will be developed into 438,000 square feet of multi-tenant retail space plus free-standing out parcels for sale or ground lease.

Also during the quarter the Company sold for $4.5 million 11.5 acres of land at the Orchard Crossing development in Ft. Wayne, Indiana to Target Corporation for a 127,000 square foot store that will anchor the retail center.

During the year ended December 31, 2007, the Company sold a total of approximately 36 acres of land through its development joint ventures to major national retailers for a combined sales price of approximately $9.9 million.

Dispositions

During the year ended December 31, 2007 the Company sold two retail centers in Illinois, totaling approximately 156,400 square feet, for an aggregate sales price of approximately $13.6 million.  The 2007 dispositions included the sale in the fourth quarter of Maple Plaza, a 31,196 square foot shopping center in Downers Grove, Illinois, for approximately $4.3 million.  A portion of the proceeds from dispositions were used to pay down debt and for general corporate purposes.  The balance was deposited with a tax-deferred agent and utilized for acquisitions.

Dividends
In November and December 2007 and in January 2008, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share.

Guidance
The Company expects that FFO per common share (basic and diluted) for fiscal year 2008 will be in the range of $1.46 to $1.49.  For fiscal year 2008, the Company anticipates same store net operating income growth of 1.5% to 2.0%, rental rate increases of 10% to 12% on new and renewal leases, and stable occupancy.  The Company also anticipates $2.5 million to $3.5 million in gross fee income related to $100.0 million to $150.0 million of property acquisitions sourced for the joint venture with Inland Real Estate Exchange Corporation.  In addition, the Company expects to recognize income of $1.0 million to $2.0 million from land sales through its development joint ventures.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Thursday, February 14, 2008 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on February 14, 2008, and will be available until 8:00 a.m. CT on February 22, 2008.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 415377#.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 152 neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months and year ended December 31, 2007, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2007 and December 31, 2006
(In thousands except per share data)

	December 31, 2007	December 31, 2006
Assets:

Investment properties:
Land	$347,804	337,896
Construction in progress	1,573	434
Building and improvements	970,231	925,316

	1,319,608	1,263,646
Less accumulated depreciation	250,433	218,808

Net investment properties	1,069,175	1,044,838

Cash and cash equivalents	18,378	27,569
Investment in securities	18,074	16,777
Accounts and notes receivable	63,986	61,516
Investment in and advances to unconsolidated joint ventures	103,952	74,890
Acquired lease intangibles, net	27,409	24,220
Deferred costs, net	9,592	10,745
Other assets	10,753	8,606

Total assets	$1,321,319	1,269,161

Liabilities:

Accounts payable and accrued expenses	$35,590	33,666
Acquired lease intangibles, net	3,429	4,537
Distributions payable	5,363	5,205
Mortgages payable	606,680	622,280
Line of credit	100,000	28,000
Convertible notes	180,000	180,000
Other liabilities	24,404	15,425

Total liabilities	955,466	889,113

Commitments and contingencies

Minority interest	2,494	3,065

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2007 and 2006	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 65,669 and 65,059 Shares issued and outstanding at December 31, 2007 and 2006, respectively	657	650
Additional paid-in capital (net of offering costs of $58,816)	615,298	605,133
Accumulated distributions in excess of net income	(248,262)	(228,254)
Accumulated other comprehensive loss	(4,334)	(546)

Total stockholders' equity	363,359	376,983

Total liabilities and stockholders' equity	$1,321,319	1,269,161

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2007 and 2006 (unaudited)
(In thousands except per share data)

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Revenues:
Rental income	$32,828	32,352	130,895	128,126
Tenant recoveries	13,188	11,407	50,777	46,463
Other property income	741	313	3,301	1,171
Total revenues	46,757	44,072	184,973	175,760

Expenses:
Property operating expenses	7,772	5,668	26,502	20,560
Real estate tax expense	7,149	7,907	31,496	31,963
Depreciation and amortization	10,509	10,342	42,381	40,853
Provision for asset impairment	362	-	362	-
General and administrative expenses	3,031	3,171	11,903	10,646
Total expenses	28,823	27,088	112,644	104,022

Operating income	17,934	16,984	72,329	71,738
Other income	1,316	1,918	5,151	5,696
Fee income from unconsolidated joint ventures	1,126	729	4,386	2,475
Gain (loss) on sale of investment properties	174	(7)	174	617
Gain on sale of joint venture interest	697	-	2,925	-
Gain on extinguishment of debt	-	-	319	-
Interest expense	(11,965)	(11,806)	(47,970)	(44,413)
Minority interest	(108)	(53)	(444)	(864)
Income before equity in earnings of unconsolidated joint ventures, income tax benefit (expense) of taxable REIT subsidiary and discontinued operations	9,174	7,765	36,870	35,249

Income tax benefit (expense) of taxable REIT subsidiary	20	-	(633)	-
Equity in earning of unconsolidated joint ventures	959	454	4,832	2,873
Income from continuing operations	10,153	8,219	41,069	38,122
Income from discontinued operations	1,234	221	2,747	7,062

Net income available to common stockholders	11,387	8,440	43,816	45,184

Other comprehensive income:
Unrealized loss on investment securities	(2,993)	(76)	(3,707)	(839)
Unrealized loss on derivative instruments	(81)	-	(81)	-
Comprehensive income	$8,313	8,364	40,028	44,345

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.13	0.63	0.57
Discontinued operations	0.02	-	0.04	0.10
Net income available to common stockholders per weighted average common share – basic and diluted	$0.17	0.13	0.67	0.67

Weighted average number of common shares outstanding – basic	65,545	65,894	65,281	67,154
Weighted average number of common shares outstanding – diluted	65,606	65,963	65,346	67,223

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006

Net income available to common stockholders	$11,387	8,440	43,816	45,184
(Gain) loss on sale of investment properties, net of minority interest	(1,457)	7	(2,680)	(6,399)
Gain on non-operating property, net of minority interest	174	-	174	157
Equity in depreciation of unconsolidated joint ventures	2,548	2,760	10,129	9,398
Amortization on in-place lease intangibles	932	672	3,180	2,925
Amortization on leasing commissions	239	192	799	766
Depreciation, net of minority interest	9,958	9,492	38,253	37,132

Funds From Operations	$23,781	21,563	93,671	89,163

Net income available to common stockholders per weighted average common share – basic and diluted	$0.17	0.13	0.67	0.67

Funds From Operations, per common share – basic and diluted	$0.36	0.33	1.43	1.33

Weighted average number of common shares outstanding, basic	65,545	65,894	65,281	67,154

Weighted average number of common shares outstanding, diluted	65,606	65,963	65,346	67,223

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006

Income from continuing operations	$10,153	8,219	41,069	38,122
(Gain) loss on non-operating property	(174)	7	(174)	(617)
Income tax (benefit) expense of taxable REIT subsidiary	(20)	-	633	-
Income (loss) from discontinued operations, excluding gains	(49)	221	242	1,045
Interest expense	11,965	11,806	47,970	44,413
Interest expense associated with discontinued operations	26	-	243	548
Interest expense associated with unconsolidated joint ventures	2,025	2,079	7,734	6,975
Depreciation and amortization	10,509	10,342	42,381	40,853
Depreciation and amortization associated with discontinued operations	20	-	180	617
Depreciation and amortization associated with unconsolidated joint ventures	2,548	2,760	10,129	9,398

EBITDA	$37,003	35,434	150,407	141,354

Total Interest Expense	$14,016	13,885	55,947	51,936

EBITDA: Interest Expense Coverage Ratio	2.6 x	2.6 x	2.7 x	2.7 x